Exhibit 4.2
COMMERCIAL PAPER
ISSUING AND PAYING AGENT AGREEMENT
(Book‑Entry Obligations Using DTC)

THIS AGREEMENT (this "Agreement") dated as of September 26, 2014 (the “Effective Date”) is entered into by and between CME Group Inc. (the "Issuer") with offices at 20 S. Wacker Drive, Chicago, IL 60606 and Bank of America, National Association (the "Bank") with offices at 135 South LaSalle Street, IL4-135-05-07, Chicago, IL 60603.

Section 1.    Appointment

The Issuer requests and hereby appoints the Bank to act on a non-exclusive basis as agent for the Issuer in connection with the issuance and payment of unsecured book‑entry obligations (each, a “Book-entry Obligation”) as evidenced by Master Note (the "Note Certificate(s)" and, together with the Book-entry Obligations, the “Obligations”) in the form appended hereto in Exhibit A. The Bank hereby agrees to act as agent for the Issuer, subject to the provisions of this Agreement, beginning on the Effective Date. The Book-entry Obligations may be placed by dealers (the "Dealers") pursuant to Section 5 hereof. The Issuer will promptly notify the Bank of the appointment or resignation of any Dealer.

Section 2.     Certificate Agreement

The Issuer acknowledges that the Bank has entered into with The Depository Trust Company (“DTC”) the commercial paper certificate agreement attached hereto as Exhibit B (the "Certificate Agreement"). The Certificate Agreement is hereby incorporated by reference herein and made a part hereof. The Issuer acknowledges and agrees that the continued effectiveness of the Certificate Agreement is a condition precedent to the Bank acting as agent hereunder and providing services related to the Obligations.

Section 3.     Letter of Representations; Certificate of Authorized Persons

a.    The Bank and the Issuer agree to comply with the relevant portions of DTC's Commercial Paper Issuing and Paying Agent Manual, and the DTC Same Day Settlement System Rules (collectively the "DTC Rules"). The Issuer understands that as one of the conditions of its participation in the DTC, it shall be necessary for the Issuer and the Bank to enter into a Letter of Representations, attached hereto as Exhibit C, and for DTC to receive and accept such Letter of Representations.

b.    The Issuer has delivered to the Bank a certificate (as may be amended from time to time, the “Certificate of Authorized Persons”), a copy of which is appended hereto as Exhibit D, containing the name, title, contact details, and true signature of each officer of the Issuer or other person duly authorized to take action on behalf of the Issuer with respect to the Obligations (each an "Authorized Person" and, collectively, the “Authorized Persons”). The Issuer agrees to promptly provide a revised Certificate of Authorized Persons to the Bank in the event that the Authorized Persons of the Issuer change.

c.    The Issuer agrees that the Bank shall not be liable for the Bank’s action or inaction in reliance on the Certificate of Authorized Persons at any time, including any inaccurate Certificate of Authorized Persons for which a copy of an accurate replacement Certificate of Authorized Persons has not been provided by the Issuer to the Bank.

Section 4.         Master Note

a.    The Issuer will, prior to the Effective Date, deliver to the Bank a Note Certificate registered in the name of Cede & Co., a nominee of DTC, evidencing the Obligations. The Note Certificate shall bear the manual or facsimile signatures of one or more Authorized Persons and specify the date of issuance (the “Issue Date”), the full legal name of the Issuer, and the name of the bank acting as paying agent for the Issuer.

b.    Any Obligation (as evidenced by the Note Certificate) shall, upon the Bank's issuance of such Obligation in compliance with the terms of this Agreement on behalf of the Issuer, bind the Issuer notwithstanding that one or both of such Authorized Persons providing the Instructions for issuance of the Obligation are no longer Authorized Persons on the date such Obligation is issued by the Bank. Furthermore, the Issuer agrees that the Bank shall have no duty or responsibility to determine the genuineness of the facsimile and/or manual signatures appearing on any document, including but not limited to any Instructions or the Note Certificate, if such facsimile or manual signature reasonably resembles the corresponding specimen signature of an Authorized Person listed on the most recent Certificate of Authorized Persons provided by the Issuer to the Bank.

Section 5.     Instructions

a.    The term "Instructions" shall mean a communication, purporting to be from an Authorized Person, in the form of either:

(i)	a transmission through an instruction and reporting communication service (“IPASS”) offered by the Bank pursuant to Section 10 hereof; or

(ii)
any direction from the Issuer or their Dealers delivered electronically in accordance with standard practices in the financial services industry, including Instructions delivered via Depository Trust & Clearing Corporation Pre-Issuance Messaging (DTC PIM) system; or

(iii)	a written notice, including a written notice transmitted by facsimile or e-mail, which bears or purports to bear the signature of an Authorized Person

b.    Instructions transmitted over IPASS or DTC PIM system, including Instructions from Dealers, shall be deemed conclusive evidence that such Instructions are correct and complete and that the issuance specified in such Instructions has been duly authorized by an Authorized Person.

c.    Instructions may be given at any time prior to 1:00 PM New York Time on the day on which the Instructions are to be operative; provided that any Instructions received on a day on which the Bank is not open for business, will be operative, as appropriate, on the next succeeding day on which the Bank is open for business. If the Bank, in its reasonable discretion, acts upon Instructions transmitted after 1:00 PM New York Time on the day on which the Instructions are to be operative, the Issuer understands and agrees that (i) such Instructions shall be acted upon, on a reasonable efforts basis, by the Bank pursuant to the custom and practice of the commercial paper market, and (ii) the Bank makes no representations or warranties that the issuance and delivery of any Note or Obligation pursuant to Section 6 shall be completed prior to the close of business on the Issue Date specified in the applicable Instructions.

Section 6.     Issuance

a.    The Bank's sole duties in connection with the issuance of the Book-entry Obligations represented by the Note Certificate shall be as follows:

(i)    to maintain a record of the outstanding Note Certificate on IPASS;

(ii)    following receipt of applicable Instructions, to assign a CUSIP number to each Obligation to be issued;

(iii)     following receipt of applicable Instructions that set forth the face or principal amount, net dollar amount, Issue Date, maturity date, interest rate (if any), and amount of interest due at maturity date, and the applicable discount amount (if any), for an Obligation, to cause delivery of such Obligation on behalf of the Issuer by way of data entry or data transfer to the DTC Same Day Funds Settlement System (“SDFS”), and to receive from SDFS a confirmation receipt that delivery of such Obligation was effected; and

        prior to the close of business on each Issue Date, to credit in immediately available funds the net proceeds of all delivered Obligations according to the Issuer's standing instruction signed by an Authorized Person, attached hereto as Exhibit F.

b.    (i)    The Issuer acknowledges that (A) the delivery of an Obligation against payment (i.e., the principal amount of the Obligation less the discount specified in the Instructions or the principal amount of an interest bearing Obligation) and the actual receipt of payment thereof are not simultaneous transactions and (B) the purchaser of an Obligation is obligated to settle its purchase of such Obligation in immediately available funds on the Issue Date for such Obligation.

(ii)    The Bank shall have no duty or responsibility to transfer to the Issuer any amounts from the sale of an Obligation, or to advance to the Issuer any monies or otherwise provide any credit to the Issuer with respect to such proceeds or transfers, unless and until (A) the Bank actually receives the proceeds of the sale of such Obligation and (B) the Bank’s receipt of such proceeds is not subject to reversal or cancellation. From time to time, Bank, in its sole discretion, may permit the Issuer to have use of funds payable with respect to a Note prior to Bank’s receipt of the sales proceeds of such Note. If Bank makes a deposit, payment or transfer of funds on behalf of the Issuer before Bank receives payment for any Note, such deposit, payment or transfer of funds shall represent an advance by Bank to the Issuer to be repaid promptly, and in any event on the same day as it is made, from the proceeds of the sale of such Note, or by the Issuer if such proceeds are not received by Bank.

Section 7.    Payment

a.    The Issuer shall provide or cause to be provided Instructions to the Bank regarding payment of Obligations at maturity. The Bank's sole duty in connection with payment of the Obligations at maturity shall be to pay the principal amount of the Obligation or principal plus interest of an interest-at-maturity Obligation, in each case as specified in the applicable Instructions.

b.    The Bank shall debit the Issuer’s account with the Bank (Account No. set forth in Exhibit F) for any maturing Obligation of the amount referred to in this Section 7.

If the Isssuer elects to utilize an account outside of the Bank, the Bank shall not make a payment with respect to any maturing Obligation of the amount referred to in this Section 7 unless immediately available funds in the amount to be paid in respect of such Obligation have been received by the Bank prior to 2:00 PM New York Time on the applicable maturity date, unless otherwise agreed in writing with the Bank, in accordance with the following instructions: ABA routing number: 0260-0959-3. GL Account Number: 2047628893919, FFC and Beneficiary Customer information as separately notified to the Issuer at a later date, and such funds are not subject to reversal or cancellation.

c.    Reserved.

d.    Reserved.

Section 8.     United States Dollars

The Issuer agrees that the Obligations issued or presented hereunder shall be denominated solely in United States Dollars. The Issuer further agrees that payment of any and all amounts due pursuant to the provisions of this Agreement shall be made solely in United States Dollars.

Section 9.     No Agency or Trust and No Implied Duties

a.    The Bank shall have no obligations under this Agreement towards, or any relationship of agency or trust with, any Purchaser and shall only be obligated to perform the duties of the Bank set out specifically in this Agreement, or those obligations performed during the normal dealings within an IPA arrangement.

b.    Reserved.

Section 10.     Issuing and Paying Agent Servicing System (IPASS)

a.    Upon receipt of a completed IPASS Enrollment Form in the form of Exhibit E attached hereto, the Bank hereby grants the Issuer and each Authorized Person access to IPASS for the limited purposes set forth herein until the termination of this Agreement in accordance with Section 14. The Issuer and each Authorized Person will be permitted to access IPASS for the purposes of transmitting Instructions to the Bank or obtaining a record of the Note Certificate with respect to the Obligations.

b.    The Issuer acknowledges that under IPASS, each Obligation (and the Note Certificate, if any, related thereto) shall remain subject to applicable laws, regulations, rules and the provisions hereof. Each Authorized Person shall be limited in its access rights to IPASS to the same extent of the Issuer, and no Authorized Person shall be permitted to access a broader scope of information about an Obligation than the Issuer may access at such time.

c.    Except as set forth in this Section 10, with respect to any agreement between the Issuer and its Authorized Persons, the Issuer shall acquire no title, ownership or sublicensing rights whatsoever in IPASS or in any trade secret, trademark, copyright or patent of the Bank now or to become applicable to IPASS. The Issuer may not transfer, sublicense, rent, lease, convey, modify, translate, convert to a programming language, decompile, disassemble, recirculate, republish or redistribute IPASS for any purpose.

d.    The Issuer shall ensure the security and confidentiality of all identification numbers (“IDs”) and passwords (“Passwords”) to access IPASS, whether issued to the Issuer or any Authorized Person by the Bank, and whether chosen by the Issuer, any Authorized Person or the Bank. The Issuer agrees not to share, transfer, disclose, make available or otherwise provide access to the Issuer’s IDs and Passwords to any person who is not an Authorized Person. The Issuer is responsible for its Authorized Persons’ access and activity conducted, including the sending of Instructions, using all IDs and Passwords permitting access to IPASS. The Issuer shall promptly notify the Bank in writing, (i) if the Issuer discovers or has received notice that an ID or Password has been compromised by actual or suspected unauthorized use, loss, disclosure, access or acquisition, (ii) if the Issuer suspects or discovers unauthorized access to or use of IPASS for any reason, or (iii) when an Authorized Person, with a unique ID and Password, is no longer permitted access to IPASS. The Issuer shall take all reasonably necessary and advisable corrective actions, and shall cooperate fully with the Bank to prevent, mitigate or rectify any unauthorized activity involving an ID or Password or IPASS. The Bank shall promptly notify the Issuer in writing if the Bank discovers or has received notice that the use of IPASS or its security has been compromised, including but not limited to, service interruptions, deletion of files, loss or modification of content or data, errors, defects, misdeliveries, delays in operation or transmission or any failure of performance, communication failure, theft, destruction or unauthorized use, access to or acquisition of any server, records, programs or services,

e.    The Issuer agrees that use of IPASS is subject to the terms of this Agreement (the “Terms”), as they may be amended, and applicable laws and regulations. The Terms are binding on the Issuer (including, as applicable, the Issuer’s employees, agents and successors) and each Authorized Person. The Bank has the right to control the look and feel of the IPASS webpage and may add, remove or modify the look and feel of the IPASS webpage, including the design and arrangement thereof any time without prior notice.

f. IPASS may be used to access copies of the Note Certificate. The Issuer acknowledges that any printed version of the Note Certificate is merely a copy and is not, and shall not be considered by the Issuer or any Authorized Person to be, the official Note Certificate. The Bank shall not be liable for the completeness, correctness, accuracy, adequacy, usefulness, timeliness, reliability or otherwise of the Note Certificate or any information accessed through IPASS regarding an Obligation.

g.    IPASS AND ALL INFORMATION, SERVICES, SOFTWARE AND OTHER MATERIALS PROVIDED THROUGH IPASS ARE PROVIDED “AS IS” WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND. THE BANK SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OF INTELLECTUAL PROPERTY, QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 11.     Representations and Warranties

The Issuer and/or the Bank, as indicated below, (each a “Party” and together the “Parties”) represent and warrant as to itself only and not as to the other Party as follows:

a.         This Agreement and the Obligations have been duly authorized and this Agreement when executed and the Obligations when issued in accordance with Instructions, will be valid, legal and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This Agreement has been duly authorized and when executed will be a valid, legal and binding obligation of the Bank, enforceable against the Bank in accordance with its terms;

b.    The Issuer represents and warrants that this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument for money borrowed to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, or (ii) result in any violation of the provisions of the articles of incorporation or the by-laws of the Issuer (or equivalent corporate formation and governance documentation); which breach or default, in the case of each of clauses (i) and (ii), might have a material adverse affect on the condition (financial or otherwise) or operations of the Issuer or the ability of the Issuer to perform its obligations under this Agreement, the Obligations and the Certificate Agreement.
c.    Each of the Issuer and the Bank, respectively, represents and warrants that this Agreement and the consummation of the transactions herein contemplated will not result in any violation of any statute or any order, rule or regulation of any court or government agency, regulatory authority or body of any country having jurisdiction over the Issuer or the Bank, as applicable, or any of their respective properties; which violation might have a material adverse affect on the condition (financial or otherwise) or operations of the Issuer or the ability of the Issuer to perform its obligations under this Agreement, the Obligations and the Certificate Agreement.

d.    The Issuer represents and warrants that no consent or action of, or filing or registration with any governmental or public regulatory authority or body is required for the issuance or sale of the Obligations, except as may be required under “blue sky” or state securities laws, in connection with the issuance and/or sale of the Obligations by the Issuer; and

e.        The Issuer represents and warrants that each Obligation will be exempt from registration under the Securities Act of 1933, as amended.

f.        The Bank represents and warrants (i) IPASS does not and shall not violate any third-party rights in any patent, trademark, copyright, trade secret, or similar right; (ii) Bank is the lawful owner or licensee of any software programs or other materials not provided by Issuer or its affiliates but used by Bank in the performance of its obligations called for in this Agreement;

Section 12.     Compensation

The Issuer agrees to pay such compensation for the Bank's issuing and paying agent services pursuant to this Agreement in accordance with the Bank's schedule of fees, as amended from time to time (subject to prior written notification delivered to the Issuer not less than forty-five (45) days prior to the effective date of any amendment) dated _________, and executed by the Issuer. The obligation of the Issuer in this Section 12 to pay the Bank fees for services provided under this Agreement shall survive any termination of this Agreement and the issuance and payment of the Obligations.

Section 13.    Indemnification and Limitation of Liability

a.
The Issuer agrees that, except in the case of gross negligence and willful misconduct by the Bank, the Bank shall not be liable for any losses, damages, liabilities or costs suffered or incurred by the Issuer in relation to this Agreement. The Issuer agrees that in any case in which the Bank may be liable as a result of the Bank’s gross negligence or willful misconduct, the Bank will only be liable for actual direct damages. Notwithstanding the foregoing, there shall be no limitation on any amount of damages payable by Bank as a result of Bank’s indemnity obligations set forth in Section 13(c).

The Issuer, in the absence of gross negligence or willful misconduct by the Bank, agrees to indemnify the Bank and hold it harmless from and against (x) any and all third party actions, claims (groundless or otherwise), suits, losses, fines and penalties arising out of the Bank's performance of any of its obligations hereunder and (y) any damages, costs, expenses (including reasonable legal fees and disbursements), losses or liabilities relating to any such third party actions, claims, suits, losses, fines or penalties.

b.    Except in the case of gross negligence or willful misconduct by a party, neither party nor its affiliates, suppliers, contractors, service providers, directors, officers, employees and agents will be liable for indirect, incidental, special, consequential, exemplary or punitive damages arising out of or in any way related to this Agreement or IPASS, including the delivery of, or the implementation of Instructions as delivered, through IPASS, whether based on contract, tort, strict liability or otherwise. This provision applies without limitation to any damages or injury arising from any failure of performance, error, omission, interruption, deletion, defect, delay in operation or transmission, computer virus, line system failure, file corruption, network or system outage, or loss, use or modification of content or data, even if advised of the possibility of such damages. Notwithstanding the foregoing, if funds are charged to Issuer’s account due to Bank’s error, or conversely not credited to Issuer’s account due to Bank’s error, Bank will expediently return or credit Issuer with such amounts, including interest covering the affected time frame, at the then current federal funds rate; calculated on a 360 day basis and actual days elapsed.

c.    Bank agrees to defend, indemnify and hold Issuer, its affiliates and their respective shareholders, directors, officers, employees, subcontractors, and agents (“Issuer Indemnified Parties”) harmless from and against all damages, costs, liabilities, expenses (including court costs and reasonable attorney’s fees) and settlement amounts incurred in connection with (i) any breach by Bank of Section 11(f) and suit, claim or action alleging that the IPASS infringes any intellectual property right (including but not limited to patent, copyright, trademark, trade dress, trade secret, or other proprietary right) of any person or entity.

d.    This Section 13 shall survive any termination of this Agreement and the issuance and payment of the Obligations.

Section 14.     Termination

a.    This Agreement shall terminate on the date that is the earlier of (i) the date on which the Certificate Agreement is no longer in place for whatever reason or (ii) the date on which the Bank or the Issuer has terminated this Agreement in accordance with this Section 14.

b.    The Bank may terminate this Agreement at any time with not less than ninety (90) day’s prior written notice to the Issuer. The Issuer may terminate this Agreement at any time by not less than thirty (30) days' prior written notice to the Bank. In the event this Agreement is terminated by the Issuer, the Issuer shall bear any reasonable costs related to the transfer or completion of the Bank’s responsibilities hereunder. In the event this Agreement is terminated by the Bank, the Bank shall bear any reasonable costs related to the transfer or completion of the Bank’s responsibilities hereunder, not required to last longer than ninety (90) days thereafter.

c.    No termination of this Agreement shall affect the rights and obligations of the Issuer and the Bank which have accrued under this Agreement prior to such termination. In the event of termination of this Agreement, for any reason, the Bank agrees that it shall cooperate with the Issuer or its designee for the orderly transition of services hereunder; provided, however, that nothing herein shall be construed as requiring the Bank to continue meeting its obligations hereunder until such time as a replacement for the Bank is appointed by the Issuer. This Section 14 shall survive any termination of this Agreement and the issuance and payment of the Obligations.

Section 15.     Addresses

a.    Instructions hereunder shall be mailed, faxed, emailed, or transmitted via IPASS or DTC PIM to the Bank at the address, facsimile number, or email address specified below, as applicable, and shall be deemed delivered upon actual receipt by the Bank's Commercial Paper Issuance Operations at the address, facsimile number or e-mail address specified below:

Bank of America, National Association
135 South LaSalle Street
IL4-135-18-11
Chicago, Illinois 60603
Attn: IPA Services
Telephone:    (312) 992-7990
Facsimile:     (866) 940-0414
Email: IPA.US@baml.com

b.    All notices, requests, demands and other communications hereunder (excluding Instructions) shall be in writing and shall be deemed to have been duly given (i) upon delivery by hand (against receipt), or (ii) by United States Post Office registered mail (against receipt) or by regular mail (when mailed) to the Party, in each case at the address set forth below or at such other address as either party may designate by written notice:

(A)    The Issuer:

CME Group Inc.
20 S. Wacker Drive
Chicago, IL 60606
Attn: General Counsel
Telephone:    (312) 930-1000
E-Mail: legalnotices@cmegroup.com

(B)     The Bank:

Bank of America, National Association
135 South LaSalle Street
IL4-135-05-07
Chicago, Illinois 60603
Attn: IPA Services
Telephone:    312-992-2306
Facsimile:     312-992-9833

Section 16.    Funds Held on Account; No Interest Earned

Funds received by the Bank in accordance with the issuance of Obligations or payments on the Obligations shall be held pursuant to this Agreement until such time as it is transferred in accordance with relevant Instructions or this Agreement. The Bank shall not be liable for interest on any funds received, or held by, it hereunder.

Section 17.    Miscellaneous

a.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York and, as applicable, federal laws and regulations as amended.

b.    The Issuer and the Bank irrevocably agree that the courts of the United States federal courts or the courts of the State of New York sitting in the Borough of Manhattan are to have jurisdiction to settle any disputes or determine any proceedings (respectively, “Disputes” and “Proceedings”) which may arise out of or in connection with this Agreement, any Instructions or any Obligations and that accordingly any Proceeding or Dispute so arising may be brought in such courts. Each of the Issuer and the Bank irrevocably and unconditionally waive and agrees not to raise any objection which it may have now or subsequently to the laying of the venue of any Disputes or Proceedings in the courts of New York and any claim that any Disputes or Proceedings have been brought in an inconvenient forum and further irrevocably and unconditionally agrees that a judgment in any Disputes or Proceedings brought in the courts of New York shall be conclusive and binding upon the Issuer and the Bank and may be enforced in the courts of any other jurisdiction. Nothing in this clause shall limit any right to take Disputes or Proceedings against the Issuer or against the Bank in any other court of competent jurisdiction, nor shall the taking of Disputes or Proceedings in one or more jurisdictions preclude the taking of Disputes or Proceedings against the Issuer or against the Bank in any other jurisdiction, whether concurrently or not.

c.    Neither party shall assign, transfer, or subcontract this Agreement or any of its rights or obligations without the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, Issuer may freely assign, without the need of obtaining consent of Bank, this Agreement or delegate its obligations under this Agreement to any of its affiliates or to any person or entity who succeeds to substantially all of Issuer’s assets and/or business. Notwithstanding the foregoing, Bank may freely assign, without the need of obtaining consent of Issuer but upon prior written notice if reasonably practicable, and if not reasonably practicable shall provide subsequent notice to Issuer, this Agreement or delegate its obligations under this Agreement to any of its affiliates or to any person or entity who succeeds to substantially all of Bank’s assets and/or business.

d.    Neither Party will use the other’s name or refer to the other Party, directly or indirectly, in any solicitation, marketing material, advertisement, news release or other release to any publication with out receiving the other Party’s specific prior written approval for each such use or release.

e.    No failure or delay on the part of any Party in exercising any power of right under this Agreement shall operate as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise of any other power or right. Any such waiver shall be effective only in the specific instance and for the purpose for which it is given.

f.    This Agreement, together with the exhibits attached hereto, contains the entire understanding and agreement between the Bank and the Issuer with respect to the Obligations. All prior agreements, understandings, representations, statements, promises, inducements, negotiations, and undertakings and all existing contracts previously executed between the Bank and the Issuer with respect to the Obligations are superseded in whole hereby.
g.    With respect to all references herein to nouns, insofar as the context requires, the singular form shall be deemed to include the plural, and the plural form shall be deemed to include the singular. Titles to Sections of this Agreement are included for convenience of reference only and shall be disregarded in construing the language contained in this Agreement.

h.    In no event shall either Party be liable for any failure or delay in the performance of its obligations hereunder because circumstances beyond the respective Party’s control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement.

i.    Following its receipt of written request of the Issuer, the Bank shall provide the Issuer with information the Bank has with respect to any Obligations issued and paid hereunder. In addition, the Bank agrees to cooperate with the Issuer with respect to any matter directly or indirectly related to examinations, audits, inspections, and other regulatory proceedings performed by internal or external auditors of the Issuer or by any regulatory agency with jurisdiction over the Issuer.
j.    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement. This Agreement, signed and transmitted by facsimile or Portable Document Format (PDF), is to be treated as an original document and the signature of any party hereon, if so transmitted, is to be considered as an original signature, and the document so transmitted is to be considered to have the same binding effect as a manually executed original.

k.     The Issuer shall deliver to the Bank a duly executed Corporate Resolution or such other documentation of such officer’s authorization to open accounts and execute agreements and/or act on behalf of the Issuer as the Bank may reasonably require.

l.    The Bank complies with the Foreign Account Tax Compliance Act (FACTA) as mandated by United States federal tax law. The Bank will withhold on certain payments when required by such law.

m.    Clauses (a), (b), (d), (g), (h) and (i) of this Section 17 shall survive any termination of this Agreement and the issuance and payment of the Obligations.

[Signature page follows]

In witness whereof, the Bank and the Issuer have caused this Agreement to be executed on their behalf by their respective officers thereto duly authorized as of the day and year first above written.

Bank of America, National Association	CME Group Inc.

/s/ James Topolski	/s/ John W. Pietrowicz
Signature	Signature

Name: James Topolski	Name: /s/ John W. Pietrowicz

Title: Vice President	Title: /s/ Senior Managing Director

Date: 10/17/14	Date: 7/26/14

Table of Contents

Exhibit A - “DTC Master Note” - Required

Exhibit B - “DTC Certificate Agreement” – PDF attached

Exhibit C - “DTC Letter of Representations” - Required

Exhibit D - “Certificate of Authorized Persons” - Required, please complete and have each Authorized Person sign

Exhibit E - “IPASS Enrollment Form” - Required, each individual who will be authorized to access should complete an enrollment form

Exhibit F - “Standing Instruction Form” – Required, if selected in Section 6a(iv)

Other required documents

Federal law requires all financial institutions to obtain, verify and record information that identifies each Issuer for which an account is opened. This information may include, but not be limited to, the Issuer’s legal entity name, business address and tax or employer identification number.

W-9

Signed Fee Schedule

Executed Secretary’s Certificate or Corporate Resolution or such other evidence of such authorization to open accounts and execute agreements

If you employ a Dealer, for this Book Entry Obligation, please supply a document, e.g., signed Dealer Agreement, or a letter on your letterhead indicating the Dealer has authority to provide Instructions for this Book Entry Obligation.

1 If the option is not selected in Section 6a(iv), please delete this reference and Exhibit F.